Exhibit 99.1

Press Release

CONTACT:                               Tricia Haugeto

(303) 386-1193

thaugeto@arraybiopharma.com

ARRAY TO REGAIN WORLDWIDE RIGHTS TO BINIMETINIB

- Array to receive up to $85 million upfront payment from Novartis -

- Novartis to conduct and/or substantially fund all ongoing and several planned clinical studies, including COLUMBUS, NEMO and MILO -

- Agreement subject to Novartis-GSK transaction close -

- Conference call to discuss transaction on Thursday, December 4, 2014 at 9:00 a.m. Eastern Time -

Boulder, Colo., (December 3, 2014) - Array BioPharma Inc. (NASDAQ: ARRY) today announced that it has reached a definitive agreement with Novartis International Pharmaceutical Ltd. to regain full worldwide rights to binimetinib, a MEK inhibitor in three Phase 3 trials.  This agreement is conditional on the closing of transactions announced by Novartis and GlaxoSmithKline PLC (GSK) on April 22, 2014, which are expected in the first half of 2015, and remain subject to regulatory approval. Array had previously granted Novartis worldwide exclusive rights to develop and commercialize binimetinib under a 2010 License Agreement, which will terminate and be superseded by a new set of agreements between the parties.

“Regaining full worldwide rights to binimetinib, an innovative late-stage oncology product, represents a tremendous opportunity for Array,” said Ron Squarer, Chief Executive Officer, Array BioPharma.  “Binimetinib is currently advancing in three Phase 3 clinical trials and, we expect to file for our first regulatory approval during the first half of 2016.  With this agreement, we are in a strong position to successfully develop and commercialize binimetinib to the benefit of cancer patients.”

Novartis stated, “Binimetinib has demonstrated promising results for cancer patients across several different clinical trials.  We are committed to supporting a successful transition to Array.”

Terms of the Agreement

Upon deal close, Array will receive up to $85 million and Novartis’ global, exclusive license to binimetinib will terminate with all rights reverting to Array.  Novartis has agreed to provide transitional regulatory, clinical development and manufacturing services as specified below and will assign to Array patent and other intellectual property rights it owns to the extent relating to binimetinib.  All clinical trials involving binimetinib, including the COLUMBUS, NEMO and MILO pivotal trials, will continue to be conducted as currently contemplated.

Novartis will be responsible for continued conduct and funding of the COLUMBUS trial.  This obligation will transfer to any future owner of LGX818 (encorafenib).  Following deal close, Novartis will reimburse Array for all remaining out-of-pocket expenses and half of all remaining fully-burdened full time equivalent (FTE) costs associated with MILO, which Array will continue to conduct.  For NEMO and all other ongoing and planned clinical trials, Novartis will conduct and solely fund each trial, until a mutually agreed-upon transition date to Array.  Following this transition, Novartis will reimburse Array for all remaining out-of-pocket expenses and half of all remaining fully-burdened FTE costs required to complete these studies.

Novartis will remain responsible for conducting and funding development of the NRAS melanoma companion diagnostic until Premarket Approval is received from the U.S. Food and Drug Administration.  Following approval, Novartis will transfer the product and Premarket Approval to a diagnostic vendor of Array’s designation.

Novartis also retains binimetinib supply obligations for all clinical and commercial needs for up to 30 months after closing and will also assist Array in the technology and manufacturing transfer of binimetinib.  Novartis will also provide Array continued access to several Novartis pipeline compounds including, but not limited to, LEE011 (CDK 4/6 inhibitor) and BYL719 (α-PI3K inhibitor), for use in currently ongoing combination studies, and possible future studies, including Phase 3 trials, with binimetinib.

Conference Call Information

Array will hold a conference call on Thursday, December 4, 2014 at 9:00 a.m. Eastern Time to discuss this announcement.  Ron Squarer, Chief Executive Officer, will lead the call.

Date:	Thursday, December 4, 2014
Time:	9:00 a.m. Eastern Time
Toll-Free:	(800) 708-4540
Toll:	(847) 619-6397
Pass Code:	38529167

Webcast, including Replay and Conference Call Slides:

http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-EventDetails&EventId=5176145

About MEK and Binimetinib

MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of this pathway has been shown to occur in many cancers, in particular through mutations in BRAF, KRAS and NRAS.  Binimetinib is a small-molecule MEK inhibitor that targets a key enzyme in this pathway.  Three Phase 3 trials with binimetinib in advanced cancer patients continue to enroll: NRAS-mutant melanoma (NEMO), low-grade serous ovarian cancer (MILO) and BRAF-mutant melanoma (COLUMBUS).  NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing estimated in the first half of 2016.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer.  Six Phase 3 studies on Array invented drugs, binimetinib (partnered with Novartis) and selumetinib (partnered with AstraZeneca), are currently enrolling patients with cancer. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the closing of the transaction with Novartis, the timing of the completion or initiation of further development of binimetinib, expectations that the return of rights to binimetinib to Array and other events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, future plans to progress and develop binimetinib, and our plans to build a commercial-stage biopharmaceutical company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange

Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress our proprietary drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of December 3, 2014. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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